Exhibit 3.1

AMENDMENT NO. 1

TO

BYLAWS

OF

ELECTROMED, INC.

Pursuant to resolutions approved by the Board of Directors of Electromed, Inc., a Minnesota corporation (the “Company”), at a duly authorized meeting of the Board of Directors of the Company on August 10, 2012, at which a quorum was present, the Bylaws of the Company are amended as follows:

1.	Section 1.1 of the Bylaws of the Company is hereby amended and restated in its entirety to read as follows:

“1.1 Offices.   The principal executive office of the corporation shall be 500 6th Ave NW, New Prague, Minnesota 56071, and the corporation may have offices at such other places within or without the State of Minnesota as the Board of Directors shall from time to time determine or the business of the corporation requires.

2.	Section 2.2 of the Bylaws of the Company is hereby amended and restated in its entirety to read as follows:

“2.2 Special Meetings. Special meetings of the shareholders entitled to vote may be called at any time by the Chairman of the Board, the chief executive officer, the chief financial officer, two or more directors, or a shareholder or shareholders holding ten percent (10%) or more of the voting power of all shares entitled to vote (except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by twenty-five percent (25%) or more of the voting power of all shares of the corporation entitled to vote).”

3.	Article Six of the Bylaws of the Company is hereby amended and restated in its entirety to read as follows:

“ARTICLE SIX
SHARES AND THEIR TRANSFER

6.1 Certificated or Uncertificated Stock. The shares of the corporation shall be either certificated shares or uncertificated shares. If certificated, the certificates for such stock shall be numbered (separately for each class) in the order in which they are issued and shall, unless otherwise determined by the Board, be signed by the chief executive officer, the chief financial officer, or any other officer of the corporation. A signature upon a certificate may be a facsimile. Certificates on which a facsimile signature of a former officer, transfer agent or registrar appears may be issued with the same effect as if such person were such officer, transfer agent or registrar on the date of issue. The corporation may determine that some or all of any or all classes and series of the shares of the corporation will be uncertificated shares.  Any such determination shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation.

6.2 Stock Record. As used in these Bylaws, the term “shareholder” shall mean the person, firm or corporation in whose name outstanding shares of capital stock of the corporation are currently registered on the stock record books of the corporation. The corporation shall keep, at its principal executive office or at another place or places within the United States determined by the Board, a share register not more than one year old containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder. The corporation shall also keep at its principal executive office or at another place or places within the United States determined by the Board, a record of the dates on which certificates, if any, representing shares were issued. Every certificate surrendered to the corporation for exchange or transfer shall be cancelled and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled (except as provided for in Section 6.4 of this Article Six). The Board of Directors may appoint one or more transfer agents and registrars to maintain the share records of the corporation and to effect transfers of shares.

6.3 Transfer of Shares. Shares of the corporation may be transferred only on the books of the corporation by the holder thereof (or by his legal representative or duly authorized attorney-in-fact) and, if certificated, upon surrender for cancellation of the certificate or certificates for such shares. The shareholder in whose name shares of stock stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation; provided, that when any transfer of shares shall be made as collateral security and not absolutely, such fact, if known to the corporation or to the transfer agent, shall be so expressed in the entry of transfer; and provided, further, that the Board of Directors may establish a procedure whereby a shareholder may certify that all or a portion of the shares registered in the name of the shareholder are held for the account of one or more beneficial owners.

6.4 Lost Certificate. Any shareholder claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact in such form as the Board of Directors may require, and shall, if the directors so require, give the corporation a bond of indemnity in form and with one or more sureties satisfactory to the Board of at least double the value, as determined by the Board, of the stock represented by such certificate in order to indemnify the corporation against any claim that may be made against it on account of the alleged loss or destruction of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been destroyed or lost.”

4.	Except as set forth in this amendment, the Bylaws remain in full force and effect and are not otherwise modified or amended.

I swear that the foregoing is true and accurate and that I have authority to sign this document on behalf of the corporation.

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The undersigned, Jeremy T. Brock, Chief Financial Officer of the Company, hereby certifies that the foregoing Amendment No. 1 to Bylaws was duly adopted by resolution of the Board of Directors of the Company on August 10, 2012.

Dated: August 15, 2012

/s/ Jeremy T. Brock
Jeremy T. Brock, Chief Financial Officer